EX-99.B8.v.
AMENDMENT TO THE LETTER OF UNDERSTANDING
Among
OPPENHEIMERFUNDS DISTRIBUTOR, INC.
SHAREHOLDER SERVICES, INC.
and
ALLIANZ LIFE INSURANCE COMPANY of NORTH AMERICA

THIS AMENDMENT NO 1. to the Letter of Understanding (the “Agreement”), dated December 1, 1999 as amended, by and among Oppenheimer Funds Distributor, Inc., Shareholder Services, Inc. and Allianz Life Insurance Company of North America is effective 2-1-2014

The Agreement is amended as follows:

1. Schedule B is hereby deleted and replaced in its entirety by this Schedule B.

SCHEDULE B

Any Separate Account established by the Board of Directors of Allianz and any underlying contract in which they invest.

2.           All other terms and provisions of the Letter of Understanding not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on behalf of its duly authorized representative as of the date specified above.

ALLIANZ LIFE INSURANCE COMPANY OF                                                                                      NORTH AMERICA

By: /s/ Brian J. Muench

Name: Brian J. Muench

Title: Vice President, Investments

Date: 1/27/2014

OPPENHEIMERFUNDS DISTTRIBUTOR, INC.

By:  /s/ Mark Santero

Name: Mark Santero

Title: SVP OFDI

Date: 1-29-14

SHAREHOLDER SERVICES, INC.

By: /s/ Stacy Roode

Name: Stacy Roode

Title: President

Date: 2-3-2014

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